                                                                 EXHIBIT 10.2(e)

                 [LETTERHEAD OF SUNAMERICA CORPORATE FINANCE]

                                                              Timothy J. Cesarek
                                                              Vice President


                                                              August 31, 1995

Ugly Duckling Holdings, Inc.
2525 East Camelback Road, Suite 510
Phoenix, Arizona 85016


Attention: Mr. Ernest C. Garcia II
           Chairman and Chief Executive Officer

             Re:   Auto Loan Pass-Through Certificates
                   -----------------------------------


Dear Mr. Garcia:

     SunAmerica Corporate Finance and/or one of its affiliates (collectively "SACF") and Ugly Duckling Holdings, Inc. ("Ugly Duckling"), Duck Ventures, Inc. ("Ventures"), Ugly Duckling Credit Corporation ("Credit"), Ugly Duckling Car Sales, Inc. ("Sales"), UDRAC, Inc. ("UDRAC") and Champion Financial Services, Inc. ("Champion") (each separately referred to as a "Borrowing Entity" and collectively referred to as "Borrower") have entered into, or will enter into, as of the date hereof, a Note Purchase Agreement ("Note Purchase Agreement") pursuant to which, subject to the terms and conditions therein, SACF will agree to purchase a convertible note of the Borrower in a principal amount of $3,000,000 ("Note"), subject to the terms and conditions of the Note Purchase Agreement and related Credit Documents (as defined in the Note Purchase Agreement). The Borrower's obligations under the Note and the Note Purchase Agreement and hereunder are the joint and several liability of each of Ugly Duckling, Ventures, Credit, Sales, UDRAC and Champion. The obligations of the Borrower under this letter agreement constitute a material inducement to SACF to enter into the Note Purchase Agreement and to purchase the Note and the Common Stock referred to below. Defined terms not otherwise defined herein as used are as defined in the Note Purchase Agreement.

     This letter agreement is to confirm (i) SACF's commitment, subject to the terms and conditions hereof and as contemplated by the term sheet ("Term Sheet") attached as Annex A hereto, to purchase or cause one or more of its affiliates to purchase (A) up to (at SACF's request) $125,000,000 of the Certificates ("Certificates") as defined in the Term Sheet, and (B) up to $1,000,000 in Common Stock at the IPO (defined in the Note Purchase Agreement), and (ii) the Borrower's obligations to sell to SACF or one of SACF's affiliates, at SACF's request, up to $125,000,000 in Certificates as contemplated hereby (including on the terms set out in the Term Sheet), and such additional terms and conditions as may be mutually agreed upon, which obligations of the Borrower shall be irrevocable and unconditional and without set-off or counterclaim in all circumstances.


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     The commitment of SACF herein (including under Annex A) is subject to the terms set out in Annex A hereto and to all terms and conditions for the transactions, and related documentation, results of due diligence on Ugly Duckling and its subsidiaries and affiliates, satisfaction of closing conditions (including legal opinions, ratings and consents), and the structure and collateral securing the Certificates, being in form and substance in all respects satisfactory to SACF. Further, the commitment of SACF is subject to the absence of any adverse change or circumstance deemed material by SACF in the capital markets or otherwise affecting the contemplated transactions, or affecting the assets, liabilities, business, financial condition or prospects of Ugly Duckling and its subsidiaries and affiliates, and there having occurred no defaults by Ugly Duckling or any of its subsidiaries or affiliates under the Note Purchase Agreement or related documents or otherwise. This letter agreement will become effective and binding upon the parties' execution hereof where indicated below.

     To induce SACF to proceed with this effort and to purchase the Note, Ugly Duckling and the other entities comprising the Borrower acknowledge and agree, by executing this letter agreement as provided below, and without limiting any other rights in connection herewith or therewith (i) to indemnify and hold harmless SACF and its affiliates, directors, officers, employees, agents, consultants and counsel from and against any and all losses, claims, damages and liabilities in connection with this letter agreement or relating to the commitment pursuant to this letter agreement, which obligation to indemnify and hold harmless shall remain effective regardless of whether final or further documentation is executed and notwithstanding any expiry or termination hereof (except in the case of SACF's own gross negligence or wilful misconduct); and
(ii) SACF shall not be liable in any manner with respect to this letter agreement or any dispute relating hereto including, without limitation, for any damages, whether special, indirect, consequential punitive or otherwise.

     By executing this letter agreement, Ugly Duckling and the other entities comprising the Borrower agree that Ugly Duckling will reimburse SACF for all out-of-pocket expenses, including reasonable legal fees, incurred by SACF before and after delivery of this letter agreement, regardless of whether any of the transactions contemplated hereby are consummated (including without limitation all of SACF's reasonable legal counsel costs in connection with the documentation and structuring of the contemplated securitizations whether or not completed). Ugly Duckling and the other entities comprising the Borrower and the Borrower agree to take such action as is necessary for, and to use their respective best efforts in good faith to negotiate, execute and deliver documentation for, and to complete by December 31, 1995, the issuance of at least $20,000,000 in Certificates on the terms set out in the Term Sheet.

     Without limiting the foregoing, if Ugly Duckling does not complete at least $20,000,000 of the securitizations contemplated by Annex A for any reason by December 31, 1995, in light of the time, effort, and internal costs that will have been expended and incurred by SACF in connection herewith, in addition to all rights and remedies of SACF in connection


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with the Note Purchase Agreement, the Borrower shall pay a $150,000 non-refundable "work fee" to SACF, such work fee being immediately due and payable on demand. In addition, without limiting the foregoing, if Ugly Duckling or any of its affiliates or subsidiaries proceed with such securitizations or with any securitization similar thereto for any amount of pass-through certificates or any other securitization of any assets by Ugly Duckling or any of its subsidiaries or affiliates with anyone other than SACF or its affiliates at any time on or prior to December 31, 1996 (except with respect to transactions as to which SACF has decided not to exercise its call and right of first refusal as contemplated under "Amount and Call" on Annex
A), in light of the time, effort, and internal costs that will have been expended and incurred by SACF in connection herewith, in addition to all rights and remedies of SACF in connection with the Note Purchase Agreement, the Borrower shall also pay a $300,000 non-refundable "break fee" to SACF, such work fee being immediately due and payable on demand.

     We look forward to working with you on this important transaction. Should you have any questions, please feel free to call me at (310) 772-6125.

Sincerely,
SUNAMERICA CORPORATE FINANCE


By: /s/
   -------------------------

Its: Managing Director
    ------------------------


Accepted and Agreed on
this 31st day of August, 1995

UGLY DUCKLING HOLDINGS, INC.


By: /s/
    ------------------------

Its: President
    ------------------------


OTHER BORROWERS:


DUCK VENTURES, INC.


By: /s/
   -------------------------

Its: Vice President
    ------------------------



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UGLY DUCKLING CREDIT CORPORATION


By: /s/ Steven P. John
   ---------------------------

Its: Vice President
    --------------------------

UGLY DUCKLING CAR SALES, INC.


By: /s/ Steven P. John
    --------------------------

Its: Vice President
    --------------------------

UDRAC, INC.

By: /s/ Steven P. John
    --------------------------

Its: Vice President
    --------------------------

CHAMPION FINANCIAL SERVICES, INC.


By: /s/ Steven P. John
    --------------------------

Its: Vice President
    --------------------------


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                                                                        ANNEX A


                             UGLY DUCKLING HOLDINGS
                                   UDH 1995-I
                      AUTO LOAN PASS-THROUGH CERTIFICATES


                                SUMMARY OF TERMS

SECURITIZATION

Originator:          Ugly Duckling Credit Corporation, Ugly Duckling Car
                     Sales, Inc., and Champion Financial Services, Inc.

Seller/Debtor:       A newly formed, special purpose bankruptcy - remote entity that will be wholly owned by Ugly Duckling Holdings Inc.
                     ("UDH" or the Company").

Purchaser:           SunAmerica Life Insurance Company ("SLIC") and/or one or
                     more of its affiliates.

Amount and Call:     Initially up to $50 million in Certificates in multiple
                     structured (Rule 144A) transactions during the Commitment
                     Period (as defined below). In addition, until December 31,
                     1997, Purchaser has the right of first refusal with respect to, and shall have a call on, the purchase or placement of $75 million in additional (Rule 144A) Certificates at a price and structure as contemplated below. All eligible
                     Contracts (as defined below) and related receivables (based on eligibility criteria to be set out in the documentation for the transaction) originated by the Originator will, if Purchaser elects, be required to be sold to Seller as soon as portfolios of at least $20,000,000 in Contracts are accumulated, and will be required to be transferred to the Trust (as defined below), in consideration of payment therefor, until the entire facility amount (as increased) is utilized. Seller shall have no obligation to sell any of the Certificates contemplated hereby, if not previously sold, if Purchaser then holds the Note (defined in the Note
                     Purchase Agreement dated as of August 31, 1995 between
                     Purchaser and Seller) and it exercises its right to call for a mandatory prepayment of the Note under Section 6B(i) of the Note Purchase Agreement or pursuant to receipt of the IPO Expected Effectiveness Notice under Section 6B of the Note Purchase Agreement and such call has been paid in full within 30 days thereof; or if the IPO has been consummated and Purchaser has failed to purchase Common
                     Stock in the IPO on the terms contemplated in this letter agreement to which this Annex A is attached including on the terms contemplated under "Common Stock Purchase" below.

Commitment Period:   The Commitment Period shall expire on December 31, 1996,
                     or if the total principal amount of the Certificates is
                     increased beyond
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                           $50,000,000 as described above at the request or call
                           of Purchaser, then on December 31, 1997.

Initial Advance Amount:    For the first $20 million of Certificates purchased
                           by Purchaser, a minimum of a 65% advance rate on all eligible direct originated Contracts backing the Certificates and an 85% advance rate on all eligible indirect originated Contracts backing the
                           Certificates. The remaining $30 million of Certificates will have a minimum advance rate of 70% on all eligible direct originated Contracts backing the Certificates and a minimum advance rate of 90% on all eligible indirect originated Contracts backing the Certificates, in each case net of any credit enhancement provided by the Company or any affiliate.

Initial Amount:            $50 million in Certificates in multiple transactions
                           with minimum issuances of $20 million and in multiples of $5 million.


Initial Closing Date:      On or before December 31, 1995 for at least
                           $20,000,000 in Certificates purchased.

Initial Interest Rate:     275 basis points over U.S. Treasury securities having
                           a maturity equal to the anticipated average life of the portfolio (estimated at 2 years).

Initial Rating:            At least (i) "BBB" rating for the first $25,000,000
                           in Certificates and (ii) at least "BBB" rating, with a best efforts to achieve "A" rating, for all subsequent Certificates, from a NRSRO approved by the NAIC's Securities Valuation Office, in each case with respect to the Senior Certificates ("Class A"), if a senior/subordinated structure is used or with respect to all Certificates if no senior/subordinated structure is used (such rating requirement being the "Threshold Rating Requirement").

Structure:                 Pass-through or pay-through structure as may be
                           agreed upon , e.g., an owner trust, or other special purpose "bankruptcy remote" entity acceptable to SACF, which will issue the Certificates ("SPV" or "Trust"). The assets will be serviced pursuant to a pooling and servicing agreement among Seller, Ugly
                           Duckling Credit Corporation (as servicer, defined below), and a Trustee satisfactory to both Purchaser and UDH. The Series A class of Certificates will represent an undivided interest in a minimum of 75% of the Trust. SACF and Seller will endeavor to structure a transaction acceptable to a NRSRO that has both a senior and subordinated class of Certificates in the initial transaction and in the subsequent transactions contemplated hereby. The balance will consist of Credit Enhancement in the form of a Cash Reserve Account at least equivalent to such percentage of the principal amount of the Certificates as is acceptable to the NRSRO, to achieve the Threshold Rating Requirement.

Trust: Seller will sell and assign its entire interest in the Contracts and the related receivables to the Trust. The Trust assets will include the Contracts, security interests in the vehicles financed thereby, any proceeds from the claims on certain insurance policies relating to the

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                        financed vehicles and rights to payment from a Reserve
                        Account in an amount which will be determined based upon the required rating.

Certificates:           The Class A Certificates will be issued by the Trust
                        and purchased by Purchaser and will represent undivided interests in the Trust. Seller's interests will be subordinated to the Class A certificates. Transfers to the Trust are intended to be true sales. Payments of principal and interest on the Certificates shall be made monthly by wire transfer of immediately available funds. In addition, if then requested by Purchaser, Seller will covenant to use its best efforts to register the Certificates with the Securities and Exchange Commission for resale by Purchaser within ten months of issuance. The cost of Registration will be covered by Purchaser, provided Purchaser shall have the right to approve such costs before they are incurred.

Contracts:              The Contracts shall consist solely of fixed rate retail
                        installment sale contracts secured by first priority perfected liens on new or used automobiles, light trucks, vans and minivans which will have aggregate
                        APR's, Weighted Average Maturities, uniform underwriting criteria and other characteristics satisfactory to Purchaser ("Eligible Contracts"). The
                        Contracts and related receivables will be financed and/or acquired directly and indirectly by the Originator from new and used vehicle dealers in the ordinary course of business of the Originator.
                        At the time of the issuance of the Certificates, the Originator will sell and assign to Seller and in turn Seller will deposit in the Trust, its entire interest in the Contracts and related receivables to be purchased with the proceeds of the Certificates, including its security interests in the financed vehicles. The Contracts sold to Seller and deposited in the Trust will constitute "Eligible
                        Contracts", and will contain such representations, warranties, definitions, covenants as mutually agreed to by the Company and Purchaser. The Contracts will be reviewed and vetted, at Seller's cost, by a "Big 6" accounting firm to confirm the accuracy, completeness and sufficiency of recordkeeping and data with respect to such Contracts and to confirm the suitability thereof for purposes of accurate investor reports.

Credit Enhancement:     On each Closing Date, Seller will provide Credit
                        Enhancement satisfactory to Purchaser and the NRSRO in the form of a Cash Reserve Account with an initial deposit at least equivalent to such percentage of the aggregate principal amount of the Certificates issued on such Closing Date, including any credit enhancement that may be accomplished through a Spread Account which will trap the excess spread building to a percentage of the aggregate principal balance of the Certificates acceptable to the NRSRO, to achieve at least the Threshold Rating Requirement. To the extent the Cash Reserve Account is at the relevant amount required to achieve and maintain the Threshold Rating
                        Requirement, excess spread may be released to Seller/Originator. In addition, as principal balances of the Certificates amortize, cash may be released from the Cash Reserve Account in an amount equal to the difference between the Cash Reserve Account at the relevant amount



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
                     required to achieve and maintain the Threshold Rating Requirement at the prior Distribution Date and the Cash Reserve Account at the relevant amount required to achieve and maintain the Threshold Rating Requirement given the ending principal balance at the current Distribution Date less any losses to be funded from the Cash Reserve Account.

Distributions of
 Amounts Received
 on the Contracts:   All amounts relating to the Contracts received during each month shall be distributed, on or before the 15th of the immediately succeeding month ("Distribution Date"), in the following manner: (i) to the payment of the Trustee and administrative fees; (ii) to the payment of the Back-Up
                     Servicer fee; (iii) to the payment of the Servicer fee;
                     (iv) to the payment of interest on the outstanding principal balance of the Certificates; (v) to the payment of principal on the Certificates; (vi) to maintain the minimum Cash Reserve Account balance, including to the Spread Account; and (vii) to Seller.


Servicer and
 Servicing Fee:      Ugly Duckling Credit Corporation will act as Servicer for
                     the Contracts on terms and conditions mutually agreed to by Purchaser, UDH, and the Back-Up Servicer. The Servicer shall receive a fee of [to be agreed]% of the outstanding principal balance of the Contracts as of the first day of each month.


Back-Up Servicer:    To be mutually agreed upon by SLIC, UDH and the NRSRO.

Trustee and
 Custodian:          To be mutually agreed upon by SLIC and UDH.


OPTIONAL CERTIFICATES

Additional Amount:   During the Commitment Period, Purchaser has the right of
                     first refusal with respect to the purchase or placement of an additional $75 million in Certificates in minimum issuances of $20 million and in multiples of $5 million.

Advance Amount on
 Additional
 Contracts:          For the second $75 million in Certificates purchased, a
                     minimum advance rate of 70% on all eligible direct originated Contracts backing the Certificates and a minimum advance rate of 90% on all eligible indirect originated
                     Contracts backing the Certificates.

Interest Rate Schedule
 for Additional $75
 million: The following spreads (in basis points) represent the spread over U.S. Treasury securities having a maturity equal to the anticipated average life of the portfolio (estimated at 2 years).

                     First $25 million over $50 million            T+250
                     Following $25 million over $50 million        T+225
                     Following $25 million over $50 million        T+200


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Structure for
 Additional $75
 million: If acceptable to the NRSRO, SACF may employ a Senior/Subordinated structure to optimize both the advance rate and pricing.

GENERAL TERMS APPLICABLE
 TO THE SECURITIZATION

Origination Fee:     75 basis points for the first $75 million in Certificates
                     issued, and 50 basis points on the remaining balance of Certificates issued.

Placement Agent:     In addition, SACF will have a right of first refusal to
                     place any other corporate debt financing facility or non-auto related securitization, within the Commitment
                     Period, excluding any revolving credit facilities entered into with GE or short-term borrowings facilities entered into with GE or any credit facility entered into with American Bankers Insurance Group.

Other for This and
 Other Contemplated
 Facilities:         Among other terms and conditions of Purchaser, the
                     transactions shall be subject to negotiation and execution of documentation, and satisfaction of closing conditions satisfactory to SACF and the investors in all respects and documentation to include conditions precedent, representations and warranties, covenants, opinions of counsel (including tax and bankruptcy counsel) and events of default and collateral provisions that SACF and the investors deem customary for transactions of this type or otherwise appropriate, and shall be subject to the absence of any material adverse change in the capital markets or in the opinion of SACF with respect to the Originator and its affiliates and subsidiaries and their respective financial condition, businesses and prospects, the capital markets or any other matters relating to the contemplated transactions.


COMMON STOCK PURCHASE

Purchase:            Common Stock issued in IPO of Holdings, provided the IPO is consummated on or before March 31, 1996 and at least
                     $20,000,000 in Certificates have been purchased by Purchaser on or before December 31, 1995.

Purchase Price:      $1 million at, and subject to consummation of, IPO.

Price:               The IPO Price

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